Exhibit 10.30

RELEASE AGREEMENT AND CONTRACTUAL UNDERTAKINGS

This agreement (the “Agreement”) is entered into by and between the following parties (the “Parties”): (i) David H. Brooks (“Mr. Brooks”) and (ii) DHB Industries, Inc. (the “Company” or “DHB”).

RECITALS

On July 12, 2006, the Company and Mr. Brooks, among others, entered into a Memorandum of Understanding (“MOU”) regarding the settlement of the matters captioned (i) In re DHB Industries, Inc. Class Action Litigation, United States District Court for the Eastern District of New York, No. CV 05-4296 (JS) (ETB) and (ii) In re DHB Industries, Inc. Derivative Litigation, United States District Court for the Eastern District of New York, CV 05-4345 (JS) (ETB) (collectively, the “Litigation”).

The MOU requires the Parties to execute various agreements relating to the settlement of the Litigation and other matters, to take certain actions, and to exchange general releases as provided in the MOU.

Pursuant to the MOU, the Parties are executing simultaneously herewith the following agreements: (i) Securities Purchase Agreement (Exhibit A); (ii) Registration Rights Agreement (Exhibit B); (iii) Warrant Exercise Agreement (Exhibit C); (iv) Escrow Agreement (Exhibit D); (v) Undertaking (Exhibit E); and Agreement Among Insureds (Exhibit F). In addition, the Parties are in the process of preparing additional agreements required to be executed pursuant to the MOU, including Stipulations of Settlement of the Litigation and various releases. The MOU, the Securities Purchase Agreement, the Registration Rights Agreement, the Warrant Exercise Agreement, the Escrow Agreement, the Undertaking, the Agreement Among Insureds, and other agreements between the Parties required to be executed under the terms of the MOU are referred to herein as the “Operative Agreements.” Each of the Operative Agreements memorializes and details rights and obligations created by the MOU with respect to the subject matter of each agreement.

This Agreement is being entered into to effectuate, memorialize, and detail additional terms of the MOU, including the obligation of the Parties to exchange releases in the form specified in the MOU and the obligation of Mr. Brooks to resign from the Board of Directors of DHB and from all of the other positions held by him in DHB.

AGREEMENT

In consideration of the mutual obligations set forth in the Operative Agreements and in this Agreement, the Parties agree as follows:

1.

Effect on Other Agreements. With the exception of the Operative Agreements, which remain in full force and effect except to the extent that they conflict with this Agreement, this Agreement supersedes and rescinds all prior agreements (“Prior Agreements”) between DHB and Mr. Brooks, whether verbal or in writing, including but not limited to: (i) the employment agreement between DHB and Mr. Brooks dated July 1, 2000, as extended by Mr. Brooks through June 30, 2010; (ii) the Warrant Agreement between DHB and Mr. Brooks dated July 1, 2005; and (iii) any contract rights created by prior resolutions of the Board of Directors of DHB with respect to reimbursement of costs or expenses incurred by Mr. Brooks for travel, entertainment or housing. All Prior Agreements are hereby terminated, and Mr. Brooks shall have no further rights to compensation including any severance thereunder. Notwithstanding the foregoing, this Agreement shall not affect any rights of Mr. Brooks arising solely from (i) ownership or control of securities issued by DHB or (ii) options and/or warrants previously granted to Mr. Brooks on the same terms and conditions as other directors as compensation for service on the Board of Directors of the Company (which options and/or warrants shall remain valid and enforceable).

2.	Best Efforts. Each of DHB and Mr. Brooks represents and warrants that each shall use reasonable best efforts in all respects to consummate and secure judicial approval of the settlements contemplated by the MOU, including prompt preparation of all settlement documents and diligent advocacy of the settlements at all stages of court and appellate proceedings.

3.	Resignation of Mr. Brooks. By executing this Agreement, Mr. Brooks hereby resigns from the Board of Directors of DHB and from all of the other positions held by him in DHB or any of its subsidiaries or affiliates. Mr. Brooks represents and warrants that his resignation is entirely voluntary and entered into solely in consideration of the representations and agreements set forth in this Agreement, other agreements entered into simultaneously herewith, and the MOU. DHB shall promptly pay Mr. Brooks, on a pro rata basis through the date of execution of this Agreement, any unpaid salary at the pre-existing rate of $800,000 per year. Mr. Brooks shall not be entitled to any unpaid bonus, DHB warrants not yet awarded, accrued or unused vacation, or unpaid expenses. Mr. Brooks shall be eligible for continued coverage under DHB-sponsored health and dental plans to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Company shall provide Mr. Brooks with such information and forms as are required for him to exercise this right. The Company shall permit Mr. Brooks a reasonable opportunity to remove all personal items from offices of DHB and its subsidiaries, including but not limited to model ships, model cars, and the like.

4.	Board and Committee Minutes. DHB shall provide Mr. Brooks with the minutes of any meetings of the Board of Directors of DHB or committees thereof for the three months prior to the date of execution of this Agreement within a reasonable time following DHB’s completion and approval of such minutes.

5.

Personal Guarantees of Mr. Brooks and his Spouse. Upon the execution of this Agreement, Mr. Brooks will identify any and all obligations of which he is aware that were incurred solely for the benefit and in the name of DHB in the ordinary course of business, not in violation of any statute, regulatory or other legal obligations and not contrary to any resolution or direction of the Board of Directors or the Company’s policies (excluding any such obligations that directly benefited Mr. Brooks, his spouse or Mr. Brooks’ family members), and that are subject to personal guarantees by Mr. Brooks and/or his spouse (“Obligations”). Mr. Brooks represents that, to the best of his present recollection, the sole Obligations are guarantees by Mr. Brooks of certain DHB American Express credit cards, with debit balances not believed to have exceeded $50,000 when last known to Mr. Brooks, and his guarantee of accounts payable by DHB to Hexcel Corporation. Within 60 days of the execution of this Agreement (with respect to obligations to Hexcel and American Express referenced in this Agreement) and Mr. Brooks’ identification of such Obligations (with respect to any other Obligations), the Company shall either (i) pay such Obligations; or (ii) secure from the relevant persons a release of the relevant guarantees by Mr. Brooks and/or his spouse.

6.	DHB’s New York Office Lease. If by August 31, 2006, the Company secures the required consent of the landlord of the space occupied by DHB’s New York Office and delivers the space to Mr. Brooks, (i) Mr. Brooks shall accept assignment of such lease and assume all future obligations of DHB under the presently operative lease for such space with no further obligations under the lease accruing to DHB after the date of assignment; and (ii) except as otherwise provided in Paragraph 7 of this Agreement, the Company shall transfer to Mr. Brooks at no charge all furniture and equipment of DHB now contained in the New York Office. If the foregoing conditions are not met by August 31, 2006, Mr. Brooks shall have no rights or obligations with respect to the lease or the furniture and equipment of DHB contained in the New York Office, and shall immediately thereafter vacate the New York Office.

7.	Return of Company Property by Mr. Books. Except as otherwise provided in this Agreement or the Operative Agreements, Mr. Brooks shall return to DHB all property and equipment owned by DHB presently in Mr. Brooks’ possession, custody or control, including, without limitation, any computers or software, credit cards of DHB, any rights to a Madison Square Garden (“MSG”) skybox or any other Company-owned seats or Company-owned tickets to MSG or other sporting or entertainment venues.

8.	Indemnification and Advancement of Attorneys’ Fees and Expenses. Confirming his earlier undertaking, Mr. Brooks has executed the undertaking attached as Exhibit E. Mr. Brooks shall cause his personal counsel Milbank Tweed and Mintz Levin promptly to pay to the Company any unused legal fees or retainer above $100,000 that has not been expended or incurred as of August 14, 2006. After receiving such unused retainer or legal fees, the Company thereafter shall promptly indemnify and advance the fees and expenses of Mr. Brooks’ counsel to the maximum extent allowed by DHB’s Articles of Incorporation and By-Laws and the laws of the State of Delaware (the “Indemnification and Advancement Rights”). Mr. Brooks agrees to cause his counsel to present a bill for their fees and expenses on a monthly basis. The Company agrees to pay Mr. Brooks’ counsel all reasonable fees and expenses within 30 days of the presentation of such bills, net of application of the $100,000 amount for each firm.

9.	General Release of DHB. Except for claims arising from this Agreement or the Operative Agreements, DHB, on behalf of itself and its past and present predecessors, successors, parents, affiliates, divisions, directors, officers and employees, and subsidiaries (collectively, the “DHB Releasors”), does hereby and forever release David H. Brooks from any and all claims, demands, causes of action or suits, costs, expenses or compensation for or on account of any damages, liability, loss or injury, whether known or unknown, that the DHB Releasors ever had, now have or hereafter can, shall, or may have from the beginning of time to the day of the date of this Agreement, including, without limitation, any and all claims relating to the Litigation.

10.	General Release of Mr. Brooks. Except for claims arising from this Agreement, the Operative Agreements, the Indemnification and Advancement Rights, or claims arising after the date of execution of this Agreement solely from his ownership of DHB securities, David H. Brooks does hereby and forever release the DHB Releasors from any and all claims, demands, causes of action or suits, costs, expenses or compensation for or on account of any damages, liability, loss or injury, whether known or unknown, that he ever had, now have or hereafter can, shall, or may have from the beginning of time to the day of the date of this Agreement, including, without limitation, any and all claims relating to the Litigation.

11.	Effectiveness of General Releases. Upon execution of this Agreement, the general releases set forth in paragraph 9 and 10 above shall be immediately valid and enforceable. However, in the event that the Settlement on the same material terms as referred to in the MOU is not approved by the Court or otherwise does not become effective despite the reasonable best efforts of the Parties (“Ineffective Date”), such releases shall become null and void.

12.	Tolling of Statute of Limitation. Any applicable statutes of limitation with respect to any claims subject to the releases set forth in paragraphs 9 and 10 that DHB may have against Mr. Brooks, or that Mr. Brooks may have against DHB, are hereby tolled from the date as of which this agreement was made until July 28, 2008, (“Tolling Period”), and no defense to any such claim may be asserted or raised against or by either party against the other based on the passage of time, including, without limitation, statute of limitations, laches, waiver or estoppel, to the extent such defense is based on the passage of time during the Tolling Period.

13.	Registration of Stock Underlying Outstanding Warrants/Options. The Company shall register common stock underlying options and/or warrants granted to Mr. Brooks for service as a director of the Company at the same time and on the same terms and conditions as the Company registers common stock underlying any options and/or warrants concurrently granted to other directors for the same term of service on the Board of Directors.

14.	Confidential Information.

(a)	Mr. Brooks hereby acknowledges that during his employment at DHB, he acquired confidential information (“Confidential Information,” as defined and described in this sub-paragraph). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates or refers to the Company, any current or former employees of the Company, any aspect of the operation of the business of the Company, including without limitation, all financial, operational and statistical information, or any information or documents protected and/or governed by the attorney-client privilege, work product immunity or any similar privilege or immunity.

(b)	Mr. Brooks hereby represents and agrees that upon execution of this Agreement that he: (i) has returned to the Company all original or non-duplicate documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); (ii) has not disclosed any Confidential Information or Confidential Materials to any person or entity, except to his attorneys and persons assisting them in legal representation, since July 7, 2006; and (iii) shall not disclose any Confidential Information or Confidential Materials, in any manner directly or indirectly, except (a) as shall be required by law, (b) to government officials in the course of official investigation or proceedings, (c) to his attorneys or persons assisting them solely for use in connection with legal representation, or (d) upon the Company’s written consent. In the event that Mr. Brooks receives a subpoena or any other written or oral request for any Confidential Information or Confidential Materials from any person other than a government official acting in an official capacity, he shall provide the Company with reasonable notice and opportunity to oppose such request before producing any such Confidential Information or Confidential Materials in response to such subpoena or other request. Mr. Brooks shall provide such notice to the Company in writing, by fax to Kenneth Henderson, Esq. Bryan Cave, LLP, 1290 Avenue of the Americas, New York, New York 10104, Fax: (212) 541-4630, provide a copy of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral.

15.	Non-Competition and Non-Solicitation.

(a)

Mr. Brooks will not for a period of twelve months subsequent to his termination of employment (the “Restricted Period”), either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, consultant, or in any capacity whatsoever, including without limitation through Tactical Armor Products, Inc. (“TAP”): (i) render any services in the capacity as an executive, manager, supervisor, employee, independent contractor or consultant within the Defined

Geographic Area (as defined herein) to any person, firm, corporation or other entity engaged in any Competitive Business; (ii) engage in any Competitive Business within the Defined Geographic Area for Mr. Brooks’ own account; or (iii) become a partner, shareholder, member, investor or otherwise own any interest in a Competitive Business in the Defined Geographic Area; (iv) solicit, attempt to solicit or communicate in any way with DHB’s customers for the purpose of soliciting business away from DHB for a Competitive Business; or (v) solicit, attempt to solicit, or communicate in any way with any employees or consultants of the Company or its affiliates, other than Teddy Tawil and members of Mr. Brooks’ family, for the purpose of having such employees cease being employed or to become employed or in any way engaged by another person, firm, corporation, or other entity.

(b)	For purposes of this Agreement, a “Competitive Business” shall mean any company that engages in the design, manufacture, sale or distribution of protective body armor or athletic supports or braces.

(c)	For purposes of this Agreement, “Defined Geographic Area” shall mean the United States and any foreign countries in which DHB has done business.

(d)	Mr. Brooks acknowledges and agrees the limitations as to time, geographical area and scope of activity to be restrained by this Section are reasonable and acceptable to him, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Mr. Brooks further agrees that his performance of the covenants and agreements contained herein, and the enforcement by the Company of the provisions contained herein, will cause no undue hardship on him.

(e)	Mr. Brooks may make a written request to the Company, before undertaking any of the activities described in this Section, to be allowed to engage in such activities during the Restricted Period. The Company may, in its sole and absolute discretion, either grant or withhold permission to engage in the requested activity. In no event will the Company grant permission if Mr. Brooks has engaged in any activity that violates this Section before seeking the Company’s consent. Mr. Brooks may not rely on any authorization granted pursuant to this paragraph unless it is in writing and signed by a duly authorized officer of the Company.

16.	Irreparable Harm. Due to the irreparable and continuing nature of the injury which would result from a breach of the covenants, as described in paragraphs 14 and 15 above, Mr. Brooks agrees that the Company may, in addition to any remedy which it may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of these covenants and to otherwise specifically enforce the provisions of this covenant, and Mr. Brooks waives any requirement on the part of the Company to post a bond with respect to such application.

17.	Miscellaneous.

(a)	This Agreement may be executed in counterparts.

(b)	No negative inference of interpretation shall be made by a court against any party to this Agreement.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law rules.

(d)	The terms and conditions of this Agreement, including the mutual releases contained in this Agreement, shall inure to the benefit of and be binding upon the respective successors, heirs, estates, and assigns of the Parties.

(e)	DHB represents that this Agreement was authorized in the manner required by applicable law and the governing articles of incorporation and bylaws.

(f)	Mr. Brooks represents, warrants and covenants that he has paid or shall pay all taxes (including without limitation federal and state, Social Security, Medicare, FICA or other withholding taxes or similar amounts) attributable to personal income received by him from the Company, including any fines, penalties or back taxes incurred by the Company solely as a result of personal income paid to Mr. Brooks.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Dated: July 31, 2006

DHB INDUSTRIES, INC.

By:

DAVID H. BROOKS